Exhibit 10.2
ANALOG DEVICES, INC.

Amendment No. 5 to the 2006 Stock Incentive Plan, as amended
The 2006 Stock Incentive Plan, as amended by Amendments 1 through 4 thereto (the “Plan”) of Analog Devices, Inc. (the “Corporation”), is hereby amended as set forth below:
1.	Section 11(b)(4) shall be renumbered to be Section 11(b)(5) and remain otherwise unchanged.

2.	Section 11(b)(3) shall be deleted and replaced in its entirety with the following:
(3) Effect on Restricted Stock Awards
     (a) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock Award.
     (b) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of all Restricted Stock Awards shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for

Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
(4) Effect on Restricted Stock Unit Awards
     (a) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event constitutes a Change in Control Event), the Board shall provide that all outstanding Restricted Stock Unit Awards shall be assumed, or an equivalent award providing for Restricted Stock Units shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, notwithstanding anything to the contrary in the Plan, if such Reorganization Event also constitutes both a Change in Control Event and a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between the Participant and the Company, (A) one-half of the number of Restricted Stock Units that vest after the Reorganization Event shall immediately vest in full as of the consummation of the Reorganization Event and, subject to (B) below, the remaining one-half of the number of unvested Restricted Stock Units shall continue to vest in accordance with the original schedule set forth in such Restricted Stock Unit Award, with one-half of the number of Restricted Stock Units that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted Restricted Stock Unit award shall immediately become vested in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason (as defined in Section 11(b)(4)(c) below) by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
For purposes hereof, a Restricted Stock Unit Award shall be considered to be assumed if, following consummation of the Reorganization Event, the Restricted Stock Unit Award confers the right to receive upon vesting and conversion for each Restricted Stock Unit immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof) (or if holders of Common Stock were offered a choice of consideration and the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock was not common stock of the acquiring or succeeding corporation), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the vesting and conversion of Restricted Stock Units to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board of Directors) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
Notwithstanding the foregoing and anything to the contrary in the Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, a Restricted Stock Unit Award, or in the event of a liquidation or dissolution of the Company, the Board of Directors shall, upon written notice to the Participant, (A) provide that all then unvested Restricted Stock Units that are exempt from Section 409A will vest in full as of immediately prior to the Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board of Directors may instead provide that all such unvested Restricted Stock Units shall terminate upon consummation of such Reorganization Event and that the Participant shall receive, in exchange therefor, a cash payment equal to the amount equal to the Acquisition Price multiplied by the number of shares of Common Stock issuable under such unvested Restricted Stock Units; and (B) provide that all then unvested Restricted Stock Units that are not exempt from Section 409A shall be treated in the same manner Restricted Stock Units subject to clause (A) if such Reorganization Event also is a “change in control event” as described in Treasury Regulation Section 1.409A-3(i)(5(i) and if not, shall be terminated as of the Reorganization Event without any payment for the unvested Restricted Stock Units.
     (b) Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that also is a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) that does not constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any award or any other agreement between the Participant and the Company, (A) one-half of the number of Restricted Stock Units that vest after the Change in Control Event shall immediately vest in full as of the consummation of the Change in Control Event and be converted and delivered to the Participant and, subject to (B) below, the remaining one-half of the number of unvested Restricted Stock Units shall continue to vest in accordance with the original schedule set forth in such Restricted Stock Unit Award, with one-half of the number of Restricted Stock Units that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such Restricted Stock Unit Award shall immediately become vested in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company is terminated for Good Reason (as defined in Section 11(b)(4)(c) below) by the Participant or is terminated without Cause by the Company.
     (c) Definition of Good Reason for the purposes this Section 11(b)(4) of the Plan.
     (i) For any Restricted Stock Unit Awards granted on or before December 10, 2009, “Good Reason” shall mean good reason as defined in Section 11(b)(1)(c) of the Plan.
     (ii) For any Restricted Stock Unit Awards granted after December 10, 2009, “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any material reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected by the Company within 30 days of the Company’s receipt of such notice and (z) the Participant’s termination occurs within 60 days following the Company’s receipt of such notice.
3.	Section 13(f) shall be deleted in its entirety and replaced with the following
(f) Section 409A.
     (1) It is the intent of the Company that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Board may permit or require and Award that is granted that is subject to Section 409A of the Code (“Section 409A”) comply with the requirements of Section 409A; provided that no guaranty is made by the Company to Participants that Awards will so comply.
     (2) The following provisions apply to each Award granted or outstanding under this Plan that are intended to comply with (and not be exempt from) Section 409A: (i) each delivery of shares or cash under each such Award shall be treated as a separate payment for purposes of Section 409A; (ii) notwithstanding anything in the Award or in the Plan to the contrary, neither the Participant nor the Company may accelerate or defer the delivery of the cash or shares under the Award to a date other than those specified in the Award unless specifically permitted or required by Section 409A; (iii) if a Participant becomes a “specified employee” of the Company (within the meaning of Section 409A) and any of the shares or cash to be delivered under each such Award that may be delivered on account of the Participant’s “separation from service” (within the meaning of Section 409A), then any shares or cash that otherwise would have been delivered within the six month period following the separation from service shall be delivered on the date that is six months and one day following the separation from service, with any remaining delivery of shares or cash to be made in accordance with the terms of the Award.
4.	Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this amendment shall be read and construed together as a single instrument.
Approved by the Board of Directors on December 17, 2009